Filed pursuant to Rule 433

dated November 3, 2015

Relating to

Preliminary Pricing Supplement dated November 3, 2015 to

Prospectus Supplement dated May 6, 2015 and

Prospectus dated November 18, 2014

Registration Statement No. 333-200353

Pricing Term Sheet for 4.15% Secured Medium-Term Notes, Series K, due November 1, 2045

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

Issuer: Public Service Electric and Gas Company

Trade Date: November 3, 2015

Original Issue Date/Settlement Date: November 6, 2015

Principal Amount: $250,000,000

Price to Public: 99.898% of Principal Amount, plus accrued interest, if any, from November 6, 2015 if settlement occurs after that date

Interest Rate: 4.15% per annum

Interest Payment Dates: May 1 and November 1, commencing May 1, 2016

Redemption: As specified in Preliminary Pricing Supplement dated November 3, 2015. Make Whole amount during the Make Whole Redemption Period to be determined at a discount rate equal to the Treasury Rate plus 20 basis points (0.20%).

Maturity Date: November 1, 2045

CUSIP: 74456QBN5

Joint Book-Running Managers:

Credit Suisse Securities (USA) LLC ($65,000,000)

RBC Capital Markets, LLC ($65,000,000)

Wells Fargo Securities, LLC ($65,000,000)

Co-Managers:

Citigroup Global Markets Inc. ($22,500,000)

Credit Agricole Securities (USA) Inc. ($22,500,000)

MFR Securities, Inc. ($10,000,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, RBC Capital Markets, LLC toll free at 1-866-375-6829 or Wells Fargo Securities, LLC toll free at 1-800-645-3751.